Exhibit 99.1

Wednesday, January 18, 2017
FOR IMMEDIATE RELEASE

Washington Federal Announces an Increase in its Regular Quarterly Cash Dividend and a Special Cash Dividend

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    SEATTLE, WASHINGTON - Today, the Board of Directors of Washington Federal, Inc. (NASDAQ-WAFD) announced a regular quarterly cash dividend of 15 cents per share, a 1 cent increase from the prior quarter. The dividend will be paid on February 10th to common stockholders of record as of February 1st. This will be Washington Federal’s 136th consecutive quarterly cash dividend.

The Board of Directors has also approved a one-time special dividend in the amount of 25 cents per share payable on February 10th to holders of record as of February 1st, 2017. Washington Federal has one of the highest capital ratios amongst the largest one-hundred banks in the United States. During the past several years the Company has been committed to returning excess capital generated from earnings to shareholders through cash dividends and an active share repurchase program. At present, bank stock values have increased based on market assumptions about changing interest and tax rates, reduced regulatory burden and general economic conditions that have yet to be realized. We believe it likely that the banking industry and Washington Federal will benefit to some degree, perhaps materially, from the anticipated change in business conditions. Once the extent to which these events materialize is known, the evaluation of the intrinsic value of stocks, including our own, and the benefit of additional share repurchases will be more accurately determined. In the interim, the Board determined it prudent that a distribution of excess capital from current earnings be distributed to shareholders directly. Investors should view this special dividend as an unusual action by the Board. Future decisions regarding the return of excess capital will be made in the best interest of shareholders and determined by conditions as they evolve, including those cited above. The preferred use of additional capital is to fund organic and/or acquired growth.

Washington Federal, Inc. is the parent company of Washington Federal, a national bank that operates 237 branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established

in 1917, the bank provides consumer and commercial deposit accounts, financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages, home equity lines of credit and insurance products through a subsidiary. As of December 31, 2016, the Company reported $14.9 billion in assets, $10.6 billion in deposits and $2.0 billion in stockholders’ equity.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release contains statements about the Company’s future that are not statements of historical fact. These statements are forward looking statements for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words believe, expect, anticipate, project, and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.

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Contact:
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode 206-626-8178
Brad.Goode@wafd.com